SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 13D
(Rule 13d-101)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(a)

(Amendment No. 1)*

H. J. Heinz Company
(Name of Issuer)

Common Stock, par value $.25 per share
(Title of Class of Securities)

423074103
(CUSIP Number)

Marc Weingarten, Esq.
Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York 10022
(212) 756-2000
(Name, Address and Telephone Number of Person Authorized to
Receive Notices and Communications)

May 23, 2006
(Date of Event which Requires Filing of this Statement)

          If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-(1)(f) or 13d-1(g), check the following box ☐.

          Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

(Continued on following pages)

(Page 1 of 30 Pages)

*          The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

          The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13D

CUSIP No. 423074103	Page 2 of 30 Pages

1	NAME OF REPORTING PERSON
Trian Fund Management, L.P.

S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 20-3454182

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS
AF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER

0

	8	SHARED VOTING POWER

18,245,000

	9	SOLE DISPOSITIVE POWER

0

	10	SHARED DISPOSITIVE POWER

18,245,000

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
18,245,000

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
5.4%

14	TYPE OF REPORTING PERSON
PN

SCHEDULE 13D

CUSIP No. 423074103	Page 3 of 30 Pages

1	NAME OF REPORTING PERSON
Trian Fund Management GP, LLC

S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 20-3454087

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS
AF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER

0

	8	SHARED VOTING POWER

18,245,000

	9	SOLE DISPOSITIVE POWER

0

	10	SHARED DISPOSITIVE POWER

18,245,000

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
18,245,000

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
5.4%

14	TYPE OF REPORTING PERSON
OO

SCHEDULE 13D

CUSIP No. 423074103	Page 4 of 30 Pages

1	NAME OF REPORTING PERSON
Trian Partners GP, L.P.

S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 20-3453775

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS
AF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER

0

	8	SHARED VOTING POWER

11,968,513

	9	SOLE DISPOSITIVE POWER

0

	10	SHARED DISPOSITIVE POWER

11,968,513

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11,968,513

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
☒

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
3.6%

14	TYPE OF REPORTING PERSON
PN

SCHEDULE 13D

CUSIP No. 423074103	Page 5 of 30 Pages

1	NAME OF REPORTING PERSON
Trian Partners General Partner, LLC

S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 20-3453595

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS
AF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER

0

	8	SHARED VOTING POWER

11,968,513

	9	SOLE DISPOSITIVE POWER

0

	10	SHARED DISPOSITIVE POWER

11,968,513

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11,968,513

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
☒

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
3.6%

14	TYPE OF REPORTING PERSON
OO

SCHEDULE 13D

CUSIP No. 423074103	Page 6 of 30 Pages

1	NAME OF REPORTING PERSON
Trian Partners, L.P.

S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 20-3453988

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS
WC

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER

0

	8	SHARED VOTING POWER

1,261,445

	9	SOLE DISPOSITIVE POWER

0

	10	SHARED DISPOSITIVE POWER

1,261,445

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,261,445

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
☒

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.4%

14	TYPE OF REPORTING PERSON
PN

SCHEDULE 13D

CUSIP No. 423074103	Page 7 of 30 Pages

1	NAME OF REPORTING PERSON
Trian Partners Master Fund, L.P.

S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 98-0468601

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS
WC

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER

0

	8	SHARED VOTING POWER

5,221,518

	9	SOLE DISPOSITIVE POWER

0

	10	SHARED DISPOSITIVE POWER

5,221,518

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
5,221,518

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
☒

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
1.6%

14	TYPE OF REPORTING PERSON
PN

SCHEDULE 13D

CUSIP No. 423074103	Page 8 of 30 Pages

1	NAME OF REPORTING PERSON
Trian Partners Master Fund (Non-ERISA), L.P.

S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 98-0471467

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS
WC

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER

0

	8	SHARED VOTING POWER

352,420

	9	SOLE DISPOSITIVE POWER

0

	10	SHARED DISPOSITIVE POWER

352,420

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
352,420

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
☒

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.1%

14	TYPE OF REPORTING PERSON
PN

SCHEDULE 13D

CUSIP No. 423074103	Page 9 of 30 Pages

1	NAME OF REPORTING PERSON
Trian Partners Parallel Fund I, L.P.

S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 20-3694154

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS
WC

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER

0

	8	SHARED VOTING POWER

290,893

	9	SOLE DISPOSITIVE POWER

0

	10	SHARED DISPOSITIVE POWER

290,893

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
290,893

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
☒

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.1%

14	TYPE OF REPORTING PERSON
PN

SCHEDULE 13D

CUSIP No. 423074103	Page 10 of 30 Pages

1	NAME OF REPORTING PERSON
Trian Partners Parallel Fund I General Partner, LLC

S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 20-3694293

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS
AF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER

0

	8	SHARED VOTING POWER

290,893

	9	SOLE DISPOSITIVE POWER

0

	10	SHARED DISPOSITIVE POWER

290,893

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
290,893

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
☒

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.1%

14	TYPE OF REPORTING PERSON
OO

SCHEDULE 13D

CUSIP No. 423074103	Page 11 of 30 Pages

1	NAME OF REPORTING PERSON
Trian Partners Parallel Fund II, L.P.

S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 87-0763105

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS
WC

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER

0

	8	SHARED VOTING POWER

65,944

	9	SOLE DISPOSITIVE POWER

0

	10	SHARED DISPOSITIVE POWER

65,944

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
65,944

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
☒

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0%

14	TYPE OF REPORTING PERSON
PN

SCHEDULE 13D

CUSIP No. 423074103	Page 12 of 30 Pages

1	NAME OF REPORTING PERSON
Trian Partners Parallel Fund II GP, L.P.

S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 87-0763102

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS
AF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER

0

	8	SHARED VOTING POWER

65,944

	9	SOLE DISPOSITIVE POWER

0

	10	SHARED DISPOSITIVE POWER

65,944

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
65,944

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
☒

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0%

14	TYPE OF REPORTING PERSON
PN

SCHEDULE 13D

CUSIP No. 423074103	Page 13 of 30 Pages

1	NAME OF REPORTING PERSON
Trian Partners Parallel Fund II General Partner, LLC

S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 87-0763099

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS
AF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER

0

	8	SHARED VOTING POWER

65,944

	9	SOLE DISPOSITIVE POWER

0

	10	SHARED DISPOSITIVE POWER

65,944

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
65,944

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
☒

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0%

14	TYPE OF REPORTING PERSON
OO

SCHEDULE 13D

CUSIP No. 423074103	Page 14 of 30 Pages

1	NAME OF REPORTING PERSON
Trian SPV (SUB) I, L.P.

S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 98-0485814

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS
WC

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER

0

	8	SHARED VOTING POWER

5,133,130

	9	SOLE DISPOSITIVE POWER

0

	10	SHARED DISPOSITIVE POWER

5,133,130

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
5,133,130

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
☒

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
1.5%

14	TYPE OF REPORTING PERSON
PN

SCHEDULE 13D

CUSIP No. 423074103	Page 15 of 30 Pages

1	NAME OF REPORTING PERSON
Nelson Peltz

S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS
AF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER

0

	8	SHARED VOTING POWER

18,245,000

	9	SOLE DISPOSITIVE POWER

0

	10	SHARED DISPOSITIVE POWER

18,245,000

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
18,245,000

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
5.4%

14	TYPE OF REPORTING PERSON
IN

SCHEDULE 13D

CUSIP No. 423074103	Page 16 of 30 Pages

1	NAME OF REPORTING PERSON
Peter W. May

S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS
AF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER

0

	8	SHARED VOTING POWER

18,245,000

	9	SOLE DISPOSITIVE POWER

0

	10	SHARED DISPOSITIVE POWER

18,245,000

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
18,245,000

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
5.4%

14	TYPE OF REPORTING PERSON
IN

SCHEDULE 13D

CUSIP No. 423074103	Page 17 of 30 Pages

1	NAME OF REPORTING PERSON
Edward P. Garden

S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS
AF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER

0

	8	SHARED VOTING POWER

18,245,000

	9	SOLE DISPOSITIVE POWER

0

	10	SHARED DISPOSITIVE POWER

18,245,000

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
18,245,000

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
5.4%

14	TYPE OF REPORTING PERSON
IN

SCHEDULE 13D

CUSIP No. 423074103	Page 18 of 30 Pages

1	NAME OF REPORTING PERSON
Castlerigg Master Investments Ltd.

S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS
WC

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER

0

	8	SHARED VOTING POWER

5,381,400

	9	SOLE DISPOSITIVE POWER

0

	10	SHARED DISPOSITIVE POWER

5,381,400

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
5,381,400

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
☒

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
1.6%

14	TYPE OF REPORTING PERSON
CO

SCHEDULE 13D

CUSIP No. 423074103	Page 19 of 30 Pages

1	NAME OF REPORTING PERSON
Sandell Asset Management Corp.

S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS
AF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER

0

	8	SHARED VOTING POWER

5,381,400

	9	SOLE DISPOSITIVE POWER

0

	10	SHARED DISPOSITIVE POWER

5,381,400

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
5,381,400

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
☒

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
1.6%

14	TYPE OF REPORTING PERSON
CO

SCHEDULE 13D

CUSIP No. 423074103	Page 20 of 30 Pages

1	NAME OF REPORTING PERSON
Castlerigg International Limited

S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS
AF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER

0

	8	SHARED VOTING POWER

5,381,400

	9	SOLE DISPOSITIVE POWER

0

	10	SHARED DISPOSITIVE POWER

5,381,400

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
5,381,400

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
☒

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
1.6%

14	TYPE OF REPORTING PERSON
CO

SCHEDULE 13D

CUSIP No. 423074103	Page 21 of 30 Pages

1	NAME OF REPORTING PERSON
Castlerigg International Holdings Limited

S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS
AF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER

0

	8	SHARED VOTING POWER

5,381,400

	9	SOLE DISPOSITIVE POWER

0

	10	SHARED DISPOSITIVE POWER

5,381,400

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
5,381,400

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
☒

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
1.6%

14	TYPE OF REPORTING PERSON
CO

SCHEDULE 13D

CUSIP No. 423074103	Page 22 of 30 Pages

1	NAME OF REPORTING PERSON
Thomas E. Sandell

S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS
AF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Sweden

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER

0

	8	SHARED VOTING POWER

5,381,400

	9	SOLE DISPOSITIVE POWER

0

	10	SHARED DISPOSITIVE POWER

5,381,400

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
5,381,400

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
☒

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
1.6%

14	TYPE OF REPORTING PERSON
IN

SCHEDULE 13D

CUSIP No. 423074103	Page 23 of 30 Pages

This Amendment No. 1 relates to the Schedule 13D filed with the Securities and Exchange Commission on April 24, 2006 by Trian Partners GP, L.P., a Delaware limited partnership (“Trian GP”), Trian Partners General Partner, LLC, a Delaware limited liability company (“Trian GP LLC”), Trian Partners, L.P., a Delaware limited partnership (“Trian Onshore”), Trian Partners Master Fund, L.P., a Cayman Islands exempted limited partnership (“Trian Offshore”), Trian Partners Master Fund (Non-ERISA), L.P., a Cayman Islands exempted limited partnership (“Trian Offshore (Non-ERISA)”), Trian Partners Parallel Fund I, L.P., a Delaware limited partnership (“Parallel Fund I”), Trian Partners Parallel Fund I General Partner, LLC, a Delaware limited liability company (“Parallel Fund I GP LLC”), Trian Partners Parallel Fund II, L.P., a Delaware limited partnership (“Parallel Fund II”), Trian Partners Parallel Fund II GP, L.P., a Delaware limited partnership (“Parallel Fund II GP”), Trian Partners Parallel Fund II General Partner, LLC, a Delaware limited liability company (“Parallel Fund II GP LLC”), Trian SPV (SUB) I, L.P., a Cayman Islands exempted limited partnership (“Trian SPV”), Trian Fund Management, L.P., a Delaware limited partnership (“Trian Management”), Trian Fund Management GP, LLC, a Delaware limited liability company (“Trian Management GP” and, together with the foregoing, the “Trian Entities”), Nelson Peltz, a citizen of the United States of America, Peter W. May, a citizen of the United States of America, Edward P. Garden, a citizen of the United States of America (the Trian Entities and Messrs. Peltz, May and Garden are sometimes hereinafter referred to collectively as the “Trian Filing Persons”), Castlerigg Master Investments Ltd., a British Virgin Islands company (“CMI”), Sandell Asset Management Corp., a Cayman Islands exempted company (“SAMC”), Castlerigg International Limited, a British Virgin Islands company (“CIL”), Castlerigg International Holdings Limited, a British Virgin Islands company (“CIHL”), and Thomas E. Sandell, a citizen of Sweden (“Sandell” and, collectively with CMI, SAMC, CIL and CIHL, the “Sandell Filing Persons” and, together with the Trian Filing Persons, the “Filing Persons”), relating to the common stock, par value $.25 per share (the “Shares”), of H. J. Heinz Company, a Pennsylvania corporation (the “Issuer”).

Item 4. Purpose of Transaction

Item 4 of the Schedule 13D is hereby amended by the addition of the following immediately preceding the penultimate paragraph thereof:

On May 23, 2006 the Filing Persons, together with Messrs. Weinstein, Norman and Rothschild, filed with the Securities and Exchange Commission a Schedule 14A containing a position paper issued by Trian Fund Management, L.P. and Sandell Asset Management Corp. regarding the Issuer. The position paper, entitled “Results Speak Louder Than Words: A Plan to Enhance Value at Heinz”, sets forth, among other things, the reasons for the Filing Persons’ investment in the Issuer, their suggested actions to improve shareholder value and the reasons the Filing Persons are seeking the election of the Nominees to the Issuer’s Board of Directors. A copy of the position paper is attached hereto as Exhibit 5.

Item 5. Interest in Securities of the Issuer

Paragraphs (b) and (c) of Item 5 of the Schedule 13D are hereby amended and restated as follows:

SCHEDULE 13D

CUSIP No. 423074103	Page 24 of 30 Pages

(b) Each of Trian Onshore, Trian Offshore, Trian Offshore (Non-ERISA), Trian SPV, Parallel Fund I and Parallel Fund II beneficially and directly owns and has sole voting power and sole dispositive power with regard to 1,261,445, 5,221,518, 352,420, 5,133,130, 290,893 and 65,944 Shares, respectively, except to the extent that other Filing Persons as described below may be deemed to have shared voting power and shared dispositive power with regard to such Shares. Beneficial ownership of 538,250 Shares that are directly held in the Separate Account is further described below.

Each of Trian GP, Trian GP LLC, Trian Management, Trian Management GP, Nelson Peltz, Peter W. May and Edward P. Garden, by virtue of their relationships to Trian Onshore, Trian Offshore, Trian Offshore (Non-ERISA) and Trian SPV (discussed in Item 2), may be deemed to have shared voting power and shared dispositive power with regard to, and therefore may be deemed to beneficially own (as that term is defined in Rule 13d-3 under the Act), the Shares that Trian Onshore, Trian Offshore, Trian Offshore (Non-ERISA) and Trian SPV directly and beneficially own. Each of Trian GP, Trian GP LLC, Trian Management, Trian Management GP, Nelson Peltz, Peter W. May and Edward P. Garden disclaims beneficial ownership of such Shares for all other purposes. Each of Parallel Fund I GP LLC, Trian Management, Trian Management GP, Nelson Peltz, Peter W. May and Edward P. Garden, by virtue of their relationships to Parallel Fund I (discussed in Item 2), may be deemed to have shared voting power and shared dispositive power with regard to, and therefore may be deemed to beneficially own (as that term is defined in Rule 13d-3 under the Act), the Shares that Parallel Fund I directly and beneficially owns. Each of Parallel Fund I GP LLC, Trian Management, Trian Management GP, Nelson Peltz, Peter W. May and Edward P. Garden disclaims beneficial ownership of such Shares for all other purposes. Each of Parallel Fund II GP LLC, Parallel Fund II GP, Trian Management, Trian Management GP, Nelson Peltz, Peter W. May and Edward P. Garden, by virtue of their relationships to Parallel Fund II (discussed in Item 2), may be deemed to have shared voting power and shared dispositive power with regard to, and therefore may be deemed to beneficially own (as that term is defined in Rule 13d-3 under the Act), the Shares that Parallel Fund II directly and beneficially owns. Each of Parallel Fund II GP LLC, Parallel Fund II GP, Trian Management, Trian Management GP, Nelson Peltz, Peter W. May and Edward P. Garden disclaims beneficial ownership of such Shares for all other purposes. Each of Trian Management, Trian Management GP, Nelson Peltz, Peter W. May and Edward P. Garden, by virtue of their relationships to the Separate Account (discussed in Item 2), may be deemed to have shared voting power and shared dispositive power with regard to, and therefore may be deemed to beneficially own (as that term is defined in Rule 13d-3 under the Act), the Shares that are directly held in the Separate Account. Each of Trian Management, Trian Management GP, Nelson Peltz, Peter W. May and Edward P. Garden disclaims beneficial ownership of such Shares for all other purposes.

CMI beneficially and directly owns and has sole voting power and sole dispositive power with regard to 5,381,400 Shares except to the extent that other Filing Persons as described below may be deemed to have shared voting power and shared dispositive power with regard to such Shares. Each of CIL, CIHL, SAMC and Sandell, by virtue of their relationships to CMI (discussed in Item 2), and each of Trian Management, Trian Management GP, Nelson Peltz, Peter W. May and Edward P. Garden, by virtue of the Sandell Agreement (discussed in Items 2 and 6), may be

SCHEDULE 13D

CUSIP No. 423074103	Page 25 of 30 Pages

deemed to have shared voting power and shared dispositive power with regard to, and therefore may be deemed to beneficially own (as that term is defined in Rule 13d-3 under the Act), the Shares that CMI directly and beneficially owns. Each of SAMC, Sandell, Trian Management, Trian Management GP, Nelson Peltz, Peter W. May and Edward P. Garden disclaims beneficial ownership of such Shares for all other purposes.

(c) Schedule B hereto sets forth all transactions with respect to the Shares effected by any of the Filing Persons since their most recent filing on Schedule 13D, inclusive of any transactions effected through 4:00 p.m., New York City time, on May 22, 2006.

Item 7. Material to be Filed as Exhibits

Item 7 of the Schedule 13D is hereby amended and restated as follows:

1.	Joint Filing Agreement of the Filing Persons (previously filed).
2.	Agreement dated February 7, 2006 by and among Sandell Asset Management Corp. and Trian Fund Management, L.P. (previously filed).
3.	Amended and Restated Limited Partnership Agreement of Trian SPV (SUB) I, L.P., dated as of March 1, 2006 (previously filed).
4.	Powers of Attorney (previously filed).
5.	Position Paper of Trian Fund Management, L.P. and Sandell Asset Management Corp., entitled “Results Speak Louder Than Words: A Plan to Enhance Value at Heinz”, dated May 23, 2006.

SCHEDULE 13D

CUSIP No. 423074103	Page 26 of 30 Pages

SIGNATURE

After reasonable inquiry and to the best of each of the undersigned’s knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: May 23, 2006

TRIAN PARTNERS GP, L.P.

By:	Trian Partners General Partner, LLC, its general partner

By:	/s/ Peter W. May

	Name:	Peter W. May
	Title:	Member

TRIAN PARTNERS GENERAL PARTNER, LLC

By:	/s/ Peter W. May

	Name:	Peter W. May
	Title:	Member

TRIAN PARTNERS, L.P.

By:	Trian Partners GP, L.P., its general partner
By:	Trian Partners General Partner, LLC, its general partner

By:	/s/ Peter W. May

	Name:	Peter W. May
	Title:	Member

TRIAN PARTNERS MASTER FUND, L.P.

By:	Trian Partners GP, L.P., its general partner
By:	Trian Partners General Partner, LLC, its general partner

By:	/s/ Peter W. May

	Name:	Peter W. May
	Title:	Member

[Signature Page of Schedule 13D/A1 – H. J. Heinz Company]

SCHEDULE 13D

CUSIP No. 423074103	Page 27 of 30 Pages

TRIAN PARTNERS MASTER FUND (NON-ERISA), L.P.

By:	Trian Partners GP, L.P., its general partner
By:	Trian Partners General Partner, LLC, its general partner

By:	/s/ Peter W. May

	Name:	Peter W. May
	Title:	Member

TRIAN SPV (SUB) I, L.P.

By:	Trian Partners GP, L.P., its general partner
By:	Trian Partners General Partner, LLC, its general partner

By:	/s/ Peter W. May

	Name:	Peter W. May
	Title:	Member

TRIAN PARTNERS PARALLEL FUND I, L.P.

By:	Trian Partners Parallel Fund I General Partner, LLC, its general partner

By:	/s/ Peter W. May

	Name:	Peter W. May
	Title:	Member

TRIAN PARTNERS PARALLEL FUND I GENERAL PARTNER, LLC

By:	/s/ Peter W. May

	Name:	Peter W. May
	Title:	Member

[Signature Page of Schedule 13D/A1 – H. J. Heinz Company]

SCHEDULE 13D

CUSIP No. 423074103	Page 28 of 30 Pages

TRIAN PARTNERS PARALLEL FUND II, L.P.

By:	Trian Partners Parallel Fund II GP, L.P., its general partner
By:	Trian Partners Parallel Fund II General Partner, LLC, its general partner

By:	/s/ Peter W. May

Name: Peter W. May
Title: Member

TRIAN PARTNERS PARALLEL FUND II GP, L.P.

By:	Trian Partners Parallel Fund II General Partner, LLC, its general partner

By:	/s/ Peter W. May

Name: Peter W. May
Title: Member

TRIAN PARTNERS PARALLEL FUND II GENERAL PARTNER, LLC

By:	/s/ Peter W. May

Name: Peter W. May
Title: Member

[Signature Page of Schedule 13D/A1 – H. J. Heinz Company]

SCHEDULE 13D

CUSIP No. 423074103	Page 29 of 30 Pages

TRIAN FUND MANAGEMENT, L.P.

By:	Trian Fund Management GP, LLC, its general partner

By:	/s/ Peter W. May

Name: Peter W. May
Title: Member

TRIAN FUND MANAGEMENT GP, LLC

By:	/s/ Peter W. May

Name: Peter W. May
Title: Member

/s/ Nelson Peltz

NELSON PELTZ

/s/ Peter W. May

PETER W. MAY

/s/ Edward P. Garden

EDWARD P. GARDEN

[Signature Page of Schedule 13D/A1 – H. J. Heinz Company]

SCHEDULE 13D

CUSIP No. 423074103	Page 30 of 30 Pages

CASTLERIGG MASTER INVESTMENTS LTD.
By:	Sandell Asset Management Corp.,
As Investment Manager

By:	/s/ Thomas E. Sandell

Name: Thomas E. Sandell
Title: Chief Executive Officer

SANDELL ASSET MANAGEMENT CORP.

By:	/s/ Thomas E. Sandell

Name: Thomas E. Sandell
Title: Chief Executive Officer

CASTLERIGG INTERNATIONAL LIMITED
By:	Sandell Asset Management Corp.,
As Investment Manager

By:	/s/ Thomas E. Sandell

Name: Thomas E. Sandell
Title: Chief Executive Officer

CASTLERIGG INTERNATIONAL HOLDINGS LIMITED
By:	Sandell Asset Management Corp.,
As Investment Manager

By:	/s/ Thomas E. Sandell

Name: Thomas E. Sandell
Title: Chief Executive Officer

/s/ Thomas E. Sandell

THOMAS E. SANDELL

[Signature Page of Schedule 13D/A1 – H. J. Heinz Company]

Schedule B

The following table sets forth all transactions with respect to the Shares effected by any of the Filing Persons since their most recent filing on Schedule 13D, inclusive of any transactions effected through 4:00 p.m., New York City time, on May 22, 2006.

Name	Date	No. of Shares	Price Per Share ($)	Transaction Type

Trian Onshore	5/1/2006	125,520	41.51	Sale*

Trian Offshore	5/1/2006	246,001	41.51	Purchase*

Trian Offshore (Non-ERISA)	5/1/2006	35,385	41.51	Sale*

Parallel Fund I	5/1/2006	27,683	41.51	Sale*

Parallel Fund II	5/1/2006	6,214	41.51	Sale*

Separate Account	5/1/2006	51,199	41.51	Sale*

*          Represent private transactions pursuant to which the named Holders bought from or sold to each other, as indicated above, the number of Shares set forth above at a price equal to the closing price of the Shares on the trading day immediately preceding the date of the transaction. These transactions were entered into solely for the purpose of rebalancing positions among the named Holders.